Exhibit 10.7

CLARCOR INC.
STOCK OPTION AGREEMENT

CLARCOR Inc., A Delaware corporation (the “Company”), hereby grants to «First — Name» «Last Name» (the “Optionee”) as of «Option — Date» (the “Option Date”), pursuant to the provisions of the CLARCOR Inc. 2004 Incentive Plan (the “Plan”), a non-qualified option to purchase from the Company (the “Option”) «Units» shares (“Option Stock”) of its Common Stock, $1 par value (“Stock”), at the price of $«Price» per share upon and subject to the terms and conditions set forth below. Capitalized terms not defined herein shall have the meanings specified in the Plan.

1.	Time and Manner of Exercise of Option.

1.1.	Maximum Term of Option. In no event may the Option be exercised, in whole or in part after «Expiration Date» (the “Expiration Date”).

1.2.	Exercise of Option. (a) Subject to Sections 1 (b), (c), (d) and 2.1 of this Agreement, this Option shall be exercisable in accordance with the following schedule:

Percentage of
Option Stock

From Option Date to 1st Anniversary of Option Date	0%
From 1st Anniversary of Option Date to 2nd Anniversary of Option Date	up to 25%
From 2nd Anniversary of Option Date to 3rd Anniversary of Option Date	up to 50%
From 3rd Anniversary of Option Date to 4th Anniversary of Option Date	up to 75%
Thereafter through the Expiration Date	up to 100%

The foregoing subject to Sections 1(b), (c), (d), and (e) of this Agreement and Section VII 8. of the Plan.

(b) If the Optionee’s employment by the company terminates by reason of Disability or death, the Option shall become fully exercisable and may thereafter be exercised by the Optionee or the Optionee’s Legal Representative for a period of 2 years after the effective date of the Optionee’s termination of employment or until the Expiration Date, whichever period is shorter.

(c) If the Optionee’s employment by the Company terminates by reason of retirement on or after age 60 (or prior to such age with the consent of the Committee), the Option shall become fully exercisable and may thereafter be exercised by the Optionee or the Optionee’s Legal Representative for a period of 3 years after the effective date of the Optionee’s termination of employment or until the Expiration Date, whichever period is shorter.

(d) Except as provided in Section 2.1, if the Optionee’s employment by the Company terminates for any reason other than Disability, retirement on or after age 60 (or prior to such age with the consent of the Committee) or death, the Option shall terminate 90 days after the date of such termination of employment or until the Expiration Date, whichever period is shorter. The Option shall be exercisable only to the extent the Option was exercisable on the date of Optionee’s termination of employment.

(e) If the Optionee dies during the respective periods specified and determined in accordance with Sections 1.2(b), (c) or (d) above, the Option shall be exercisable only to the extent the Option was exercisable on the date of Optionee’s death and may thereafter be exercised by Optionee’s Legal Representative for a period of two years after the date of death or until the Expiration Date whichever period is shorter.

1.3.	Method of Exercise. (a) Subject to the limitations set forth in this Agreement, the Option may be exercised by the Optionee (1) by giving written notice to the Company specifying the number of whole shares of Stock to be purchased and accompanied by payment therefore in full (or arrangement made for such payment to the Committee’s satisfaction) either (i) in cash, (ii) in previously owned whole shares of Stock (which the Optionee has held for at least six months prior to the delivery of such shares and for which the Optionee has good title free and clear of all liens and encumbrances) having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option by reason of such exercise or (iii) a combination of (i) and (ii), and (2) by executing such documents as the Company may reasonably request. The Committee shall have sole discretion to disapprove of an election pursuant to clauses (ii) and (iii). No share of Stock shall be delivered until the full purchase price therefore has been paid.

2.  Additional Terms and Conditions of Option.

2.1	Special Forfeiture/Repayment Rules. For so long as Optionee continues as an employee with the Company and for two years (or one year in the case of Triggering Conduct under Section 2.1(c)(3)) following Optionee’s termination of employment with the Company regardless of the reason (“Restricted Period”), Optionee agrees not to engage in Triggering Conduct. If Optionee engages in Triggering Conduct during the Restricted Period, then:

(a) the Option (or any part thereof that has not been exercised) shall immediately and automatically terminate, be forfeited, and shall cease to be exercisable at any time; and

(b) Optionee shall, within 30 days following written notice from the Company, pay the Company an amount equal to (1) the gross option gain realized or obtained by Optionee or any transferee resulting from the exercise of such Option, measured by the greater of (i) the difference between the Fair Market Value of the Option Stock underlying the Option on the exercise date and the exercise price paid for such Option Stock and (ii) the positive difference, if any, between the Fair Market Value of the Option Stock underlying the Option on the date of disposition of such Option Stock and the exercise price paid for such Option Stock, with respect to any portion of the Option that had already been exercised at any time within two years prior to the Triggering Conduct (the “Look-Back Period”), less (2) $1.00. Optionee may be released from Optionee’s obligations under this Section 2.1 only if the Company (or its duly appointed designee) determines, in writing and in its sole discretion, that such action is in the best interests of the Company. Nothing in this Section 2.1 prohibits Optionee from engaging in Triggering Conduct. Violation of this Section 2.1 shall, however, result in the economic forfeiture or repayment of the benefits granted by this Agreement, as provided above, under certain circumstances, including, but not limited to, Optionee’s acceptance of employment with an entity that is in competition with the business conducted by the Company or any of its subsidiaries or affiliates (a “Competitor”). Optionee agrees to provide the Company with at least 10 days written notice prior to directly or indirectly accepting employment with or serving as a consultant or advisor or in any other capacity to a Competitor, and further agrees to inform any such Competitor, before accepting employment or other service engagement, of the terms of this Section 2.1 and Optionee’s continuing obligations contained herein. No provision of this Agreement shall diminish, negate, modify or otherwise impact any separate restrictive covenant or other Agreement to which Optionee may be a party. Optionee acknowledges and agrees that the restrictions contained in this Agreement are being made for the benefit of the Company in consideration of the Option grant hereunder and for exposing Optionee to the Company’s business operations and Confidential Information, and for other good and valuable consideration, the adequacy of which consideration is hereby expressly confirmed. Optionee further acknowledges that the receipt of the Option and execution of this Agreement are voluntary actions on the part of Optionee and that the Company is unwilling to grant the Option to Optionee without including the restrictions and covenants of Optionee contained in this Agreement.

(c) Triggering Conduct.  As used in this Agreement, “Triggering Conduct” shall include: (1) disclosing or using in any capacity other than as necessary in the performance of duties assigned by the Company any Confidential Information or trade secrets of the Company; (2) directly or indirectly employing, contacting concerning employment, or participating in any way in the recruitment for employment or other service-provider relationship of (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is an employee or director of the Company at any time within the 12 months prior to the termination of Optionee’s employment with the Company; or (3) accepting employment with or serving as a consultant or advisor or in any substantially similar capacity for any Competitor either during Optionee’s employment or within one year following Optionee’s termination of employment with the Company. For purposes of this section, “Confidential Information” shall mean all information in documents or computer storage media which has been disclosed to or obtained by Employee during or as a consequence of employment with the Company and which concerns in any way:

(i) the Company’s business, financial condition, results of operations, practices, strategies, forecasts or plans with respect to pricing, marketing, manufacturing, purchasing, research and development, and the purchase or sale of equipment, inventory, stock or other assets;

(ii) persons or entities which purchase, or have been solicited or identified for solicitation to purchase, the Company’s products or services, including but not limited to information concerning the nature of their business, the identity of their purchasing agents, their purchasing and stocking requirements, purchasing and resale patterns and procedures, product applications, uses, preferences and needs, prices paid for particular products, and other information obtained by the Company through contacts with, or inquiries or research about, the customers;

(iii) the engineering, performance, manufacturing and cost characteristics of the Company’s products and services;

(iv) the identity of the Company’s suppliers and the production, distribution or pricing of their products or services;

(v) the identity of other employees of the Company, and their responsibilities, background, training, competence, abilities or compensation; and

(vi) any other information not available in the public domain which is useful or of value to the Company and which has been identified to or is understood by the Company as being confidential to the Company.

2.2.	Withholding Taxes. (a) As a condition precedent to any exercise of the Option, the Optionee shall, upon request by the Company, pay to the Company in addition to the purchase price of the Option Stock, such amount of cash as may be determined, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Tax Payments”) with respect to such exercise of the Option. If the Optionee shall fail to advance the Tax Payments after request by the Company, the Company may, in its discretion, deduct any Tax Payments from any amount then or thereafter payable by the Company to the Optionee.

(b) The Optionee may elect to satisfy his or her obligation to advance the Tax Payments by any of the following means: (1) a cash payment to the Company pursuant to Section 2.1(a), (2) delivery to the Company of previously owned whole shares of Stock (which the Optionee has held for at least six months prior to the delivery of such shares and for which the Optionee has good title, free and clear of all liens and encumbrances) having a Fair Market Value determined as of the date the obligation to withhold or pay taxes first arises in connection with the Option (the “Tax Date”), (3) authorizing the Company to withhold whole shares of Stock which would otherwise be delivered to the Optionee upon exercise of the Option having a Fair Market Value determined as of the Tax Date, (4) any combination of (1), (2) and (3). The Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (2) — (4). Shares of Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Tax Payments, but not in excess of the amount determined by applying the Optionee’s maximum marginal tax rate.

2.3.	Compliance with Applicable Law. The Option is subject to the condition that if the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or delivery of shares hereunder, the Option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval.

2.4.	Option Confers No Rights as Stockholder. The Optionee shall not be entitled to any privileges of ownership with respect to shares of Stock subject to the Option unless and until purchased and delivered upon the exercise of the Option, in whole or in part, and the Optionee becomes a stockholder of record with respect to such delivered shares; and the Optionee shall not be considered a stockholder of the Company with respect to any such shares not so purchased and delivered.

2.5.	Option Confers No Rights to Continued Employment. In no event shall the granting of the Option or its acceptance by the Optionee give or be deemed to give the Optionee any right to continued employment by the Company or any affiliate of the Company.

2.6.	Agreement Subject to the Plan. All of the terms and conditions applicable to this Agreement and the Option are not set forth herein. Reference is made to the Plan for a complete statement of such terms and conditions. This Agreement is subject to the provisions of the Plan, and shall be interpreted in accordance therewith. The Optionee hereby acknowledges receipt of a copy of the Plan.

2.7.	Meaning of “Legal Representative”. As used herein, the term “Legal Representative” shall include an executor, administrator, guardian, legal representative or other person acting in a similar capacity.

2.8.	Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Optionee, acquire any rights hereunder in accordance with this Agreement or the Plan.

2.9.	Governing Law. The Option, this Agreement, and all determinations made and legal actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Tennessee and construed in accordance therewith without regard to principles of conflicts of laws.

CLARCOR Inc.

By:

Accepted this            day of

                    , 200

«First __ Name» «Last __ Name»